EXHIBIT 10.1

MASTER DISPUTE RESOLUTION AGREEMENT

This Master Dispute Resolution Agreement (“Agreement”) is entered into effective as of August 24, 2012 (the “Effective Date”) by and among Boyd Research, Inc., a California corporation (“BR”), TMD Courses, Inc., a California corporation (“TMD”) and James P. Boyd (“Boyd,” and, collectively with BR and TMD, the “Boyd Parties”); Therapeutic Solutions International, Inc., a Nevada corporation (“TSOI”); Timothy G. Dixon (“Dixon”); and Gerry B. Berg (“Berg” and, collectively with TSOI and Dixon, the “TSOI Parties”) (each a “Party” and collectively, the “Parties”).

WHEREAS, TSOI and BR are parties to that certain Exclusive License Agreement dated April 1, 2011, and as amended November, 2011 (the “Existing License Agreement”). Pursuant to the terms of the Existing License Agreement, TSOI is required to make certain royalty payments to BR arising from sales of products the intellectual property of which is owned by BR and licensed to TSOI.

WHEREAS, in addition to royalty payments, Section 4(b) of the Existing License Agreement provides:

“LICENSEE [TSOI] shall pay an inception fee to LICENSOR [BR] of three million dollars ($3,000,000.00) due and payable thirteen (13) months from the effective date of this Agreement (i.e. May 1, 2012, the “Maturity Date”).  The LICENSOR may at his option, on or before the Maturity Date, choose to convert any or all of the inception fee into common shares of the Company at a strike price of fifteen cents ($0.15) per share by giving notice to the Company.”

WHEREAS, BR, the Licensor, did not elect to convert the inception fee to common shares as described above and provided no notice of any such election, at any time, before or after the Maturity Date.

WHEREAS, TSOI has not paid the $3,000,000 inception fee to BR and has stated that (i) it cannot do so because it lacks the funds to do so; (ii) the Company contends that BR is estopped from asserting remedies based upon nonpayment of the inception fee; and (iii) TSOI contends the inception fee is an optional payment TSOI is not required to make given TSOI’s interpretation of other language of the Existing License Agreement.  Specifically, TSOI contends that the inception fee is an optional payment which would have the effect of lowering the amount of royalty payments due to BR from TSOI if the inception fee is paid.  BR disputes this interpretation, and denies that it is estopped.

WHEREAS, BR provided a written notice of default to TSOI on May 17, 2012, citing section 4(b) of the Existing License Agreement, and stating that TSOI was then in default since TSOI had not, and has not now, paid BR the inception fee of $3,000,000.

WHEREAS, Section 7(c) of the Existing License Agreement permits BR to terminate the Existing License Agreement after a notice period and an opportunity to cure, in the event of certain defaults.  BR contends that TSOI’s failure to pay the inception fee is such a default and that TSOI’s cure period will expire on or about November 1, 2012, at which time BR would be free to terminate the Existing License Agreement with TSOI, leaving TSOI with no rights shortly thereafter to sell any product licensed to TSOI by BR, including the NTI device.  TSOI disputes this interpretation of the Existing License Agreement.

WHEREAS, BR contends that, absent a negotiated resolution, TSOI will soon face termination of the Existing License Agreement and liability to pay BR the inception fee of $3,000,000, plus interest at 10% per annum accruing until paid, even after the Existing License Agreement is terminated.  TSOI denies these contentions.

WHEREAS, the parties’ various contentions have resulted in an environment in which it has been and would predictably continue to be difficult for TSOI to obtain financing and/or to grow its business.

WHEREAS, Dixon has filed a lawsuit against Boyd for certain matters that do not relate to TSOI, asserting several causes of action and substantial damages.  Boyd denies the allegations of such lawsuit.

WHEREAS, the Boyd Parties have determined that it would be advantageous to them to regain exclusive rights (i.e., exclusive of rights of TSOI) to commercialize their intellectual property for the US market.

WHEREAS, TSOI has determined that it would be advantageous to it to be relieved of the obligation to pay royalties to the Boyd Parties for sales of licensed products to the non-US market.

WHEREAS, TSOI has determined that it would be advantageous to it to have a capitalization structure in which no one person holds a majority of TSOI’s outstanding common stock and by which certain existing internal uncertainties can be resolved.

WHEREAS, TSOI has determined that it would be advantageous to it to enter into agreements with the Boyd Parties which provide more certain interpretations and more predictable outcomes than do its current agreements with the Boyd Parties, e.g. the Existing License Agreement.

WHEREAS, the Parties recognize that it would be in their mutual interest to exchange general releases.

WHEREAS, the Parties recognize that without a resolution, all Parties would soon be engaged in protracted and expensive litigation between them to decide issues relating to an asserted termination, the inception fee, and numerous other issues.

NOW, THEREFORE, in an effort to avoid the expense and lack of certainty litigation necessarily involves, and in order to obtain certain mutual benefits, the Parties have elected instead to resolve all differences and disputes between them as described below and in the contemporaneously executed License Agreement, Escrow Agreement, and Voting Agreement.

The Parties agree as follows:

1.  License Agreement. Simultaneously with the execution and delivery of this Agreement, the Boyd Parties and TSOI shall enter into a License Agreement as previously negotiated by the Boyd Parties and TSOI (the “License Agreement”).

2.  TSOI Board of Directors Transition.  Simultaneously with the execution and delivery of this Agreement, Dixon and Boyd shall enter into a TSOI Board of Directors written consent action approving the execution and delivery of this Agreement and the execution and delivery and consummation of the other agreements and transactions contemplated hereby and thereby, and providing that immediately after  the execution and delivery of this Agreement the following two things shall become effective:  the election of Gerry Berg as a director of TSOI, and Boyd’s resignation as a director of TSOI.

3.  Boyd’s Employment.  TSOI and Boyd confirm that heretofore Boyd’s employment with TSOI has been at-will and they have had no oral or written employment agreement or other binding services arrangement between them, and that their employment relationship is hereby amended as follows:

i.  Boyd’s salary rate is reduced to $100,000 per annum (subject to all applicable tax withholdings), as of the Effective Date.

ii.  TSOI and Boyd confirm that, even if in the course of Boyd’s prior director service or Boyd’s future or prior employment service, Boyd made or hereafter makes any inventions or created or hereafter creates any works of authorship, mask works, know-how or other items capable of being protected as intellectual property, TSOI shall not by virtue of Boyd’s employee status (or by virtue of any other theory) own any such inventions, works of authorship, mask works, know-how or other items (except any such as have already been expressly and particularly assigned to TSOI in writing by Boyd, and except for TSOI’s lists of non-US customers and non-US prospects), and none of the foregoing shall be deemed to be works for hire under United States copyright laws and Boyd shall have no obligation to assign the same to TSOI. The foregoing sentence does not, however, apply to the listing of TSOI’s non-US customers or to marketing materials.  The Parties’ agreements pertaining to their respective use, or non-use, of marketing materials and the listing of TSOI’s non-US customers are set forth elsewhere in this Agreement.

iii.  TSOI shall retroactively reinstate Boyd’s taxable $1,377/month automobile allowance and continue it until the termination of Boyd’s employment at 11:59 p.m. Pacific Standard Time December 31, 2012 (the “Switchover Time”).  The missed payments of such allowance (February 2012 through August 2012) shall be paid within 10 days after the Effective Date, and ongoing payments of the allowance shall be paid monthly.

iv.  Boyd’s services as an employee shall be limited to those which he may from time to time, in his discretion, identify and choose to suggest in advance in writing to TSOI; provided that if TSOI in its discretion does not approve any such suggestion, Boyd shall not perform the suggested services.

v.  TSOI shall terminate Boyd’s employment at the Switchover Time.

vi.  No severance or salary continuation shall be payable to Boyd after Boyd’s employment with TSOI terminates at the Switchover Time.  Boyd shall utilize all his vacation days before the Switchover Time.

vii.  TSOI shall have no obligation to pay for or reimburse Boyd for the COBRA premiums for Boyd and/or his dependents.

viii.  Notwithstanding Boyd’s employment with TSOI, TSOI expressly disclaims any right, title or interest in and, to the extent that it has any such rights, hereby conveys, quitclaims and assigns to Boyd all such right, title or interest in and to, any product, device or service created by or conceived by Boyd or BR and all intellectual property rights therein.  The foregoing is not intended to impair the license rights being separately obtained by TSOI under the License Agreement.

4.  Boyd’s Stock Options.  All of Boyd’s options to purchase shares of TSOI common stock (whether under the Non-Qualified Stock Option Award Agreement dated August 31, 2011 (and any corresponding Stock Option Certificate) with regard to 1,800,000 stock options or under any other written or oral stock option arrangement or commitment) are amended to provide that all such stock options shall terminate and cease to be exercisable 90 days after Boyd’s service with TSOI terminates either with or without cause (i.e., all such stock options shall terminate and cease to be exercisable no later than 90 days after the Switchover Time).

5.  Overissue and Other Technical Deficiencies.  The Parties recognize the formal defects in various transactions by which Boyd ostensibly obtained TSOI shares on March 31, 2011 (collectively, the “Transaction”).  TSOI did not have proper authorization from its stockholders to increase its authorized number of shares;  TSOI did not have proper authorization from its stockholders or its Board of Directors for a merger Transaction with Splint Decisions, Inc.; and even if the Transaction was proper and TSOI had proper authorization from its stockholders to increase its authorized number of shares, effectuating the authorized shares increase via articles of merger made it unclear whether TSOI had enough authorized shares to issue shares as contemplated by such Transaction.  In any event, if TSOI did not have enough authorized but unissued shares on March 31, 2011 to have issued  235,491,933 shares to Boyd and 15,031,400 shares to Dixon in the March 31, 2011 acquisition of Splint Decisions, Inc. (by merger or otherwise), then some of the TSOI shares which they received on March 31, 2011 were previously authorized but unissued TSOI shares  and some of the “shares” which they received on March 31, 2011 were overissues which now represent not actual TSOI shares but rather represent claims (as measured by the number of overissue “shares,” the “Overissue Claims”).

The Parties covenant and agree, in consideration of the mutual covenants and agreements in this Agreement, not to directly or indirectly through Agents challenge in any way or in any forum (other than in any action solely against Tad Mailander (“Mailander”) in which any such challenge is permitted) the validity of the Transaction or of the Exclusive License Agreement dated April 1, 2011, as amended on November 1, 2011, between BR and TSOI (the “Existing License Agreement”) (which Existing License Agreement is being terminated pursuant to the License Agreement).  The term “Agent” shall mean:  (a) any parent, child, or spouse of such Party, (b) in the case of a Boyd Party as the indicated principal, Don Johnson (but only if at the time he remains a brother-in-law of Boyd), (c) any entity of which such Party has the formal or structural power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement with respect to the voting of securities, by other agreement conferring control over management or policy decisions, by virtue of the formal or structural power to control the composition of the board of directors or managers, or otherwise (in the case of a corporation, this would mean beneficial ownership of sufficient voting power to elect a majority of the Board of Directors), or (d) a person or entity actually instructed or actually requested by the principal to engage in one or more specific acts on behalf of the principal and compensated for doing so.

6.  Surrender; Transfer and Retention of TSOI Shares and Claims; Boyd/Dixon Transfers.

6.1

(a)  Boyd hereby agrees, subject to this Section and the terms and conditions of the Escrow Agreement executed herewith, to surrender to TSOI all of Boyd’s Overissue Claims and also as many of the TSOI shares which he received on March 31, 2011 which were not Overissue Claims as will result in the number of TSOI shares which he received on March 31, 2011 which were not Overissue Claims and which he retains after such surrender equaling 11,500,000 (i.e., which results, after the transfer to Dixon described in this Section, in the number of TSOI shares which he received on March 31, 2011 which were not Overissue Claims and which he retains after such surrender and such transfer equaling 6,500,000, not taking account of any other transfers Boyd may in his discretion choose to make from time to time of any or all of such 6,500,000 shares).

(b)  Boyd hereby agrees, subject to this Section and the Escrow Agreement, to surrender to TSOI all of Boyd’s Overissue Claims and also as many of the TSOI shares which he received on March 31, 2011 which were not Overissue Claims as will result in the number of TSOI shares which he received on March 31, 2011 which were not Overissue Claims and which he retains after such surrender equaling 11,500,000 (i.e., which results, after the transfer to Dixon described in this Section, in the number of TSOI shares which he received on March 31, 2011 which were not Overissue Claims and which he retains after such surrender and such transfer equaling 6,500,000, not taking account of any other transfers Boyd may in his discretion choose to make from time to time of any or all of such 6,500,000 shares).

(c)  To provide a mechanism for such future surrender, Boyd shall simultaneously with the execution and delivery of this Agreement deliver to Chicago Title Company, as escrow agent, pursuant to an Escrow Agreement of even date herewith among Boyd, TSOI and Chicago Title Company (the “Escrow Agreement”), the original TSOI share certificates nos. NS1-1044 and NS1-1058, ostensibly representing 500,000 and 223,491,933 shares, respectively (223,991,933 shares total, of TSOI common stock, both duly endorsed in blank by Boyd (or accompanied by stock powers duly executed in blank by Boyd), with signatures guaranteed with Medallion stamp by a commercial bank or by a member firm of the New York Stock Exchange (all together, the “Certificates”).  Boyd hereby authorizes and instructs Mailander and TSOI to deliver original TSOI share certificate no. NS1-1058 to Chicago Title Company, as escrow agent, pursuant to the Escrow Agreement; and no Boyd Party shall have no responsibility for any failure of them to do so, and all responsibility and risk arising from any such failure of them to do so shall be on TSOI.

(d)  The Escrow Agreement provides that after TSOI makes 6 timely payments of specified Estimated Minimum Royalties amounts into the escrow, and after TSOI pays to the escrow agent and/or provides to the escrow agent proof of payment of a total of $50,000 in attorneys’ fee reimbursement pursuant to Section 20 below (the “Fee Reimbursement Obligation”), the escrow agent shall deliver the Certificates to TSOI.

(e)  Even if pursuant to the Escrow Agreement the Certificates are returned to Boyd, Boyd shall thereafter deliver the Certificates to TSOI forthwith after TSOI has paid, via direct payments to a Boyd Party and/or by payments into escrow pursuant to the Escrow Agreement, an amount equal to 100% of the royalties owing under the License Agreement for Net Sales made in the months of July through December 2012, inclusive.  (But, it is expressly understood that so long as TSOI makes timely payments of the six specified Estimated Minimum Royalties amounts into the escrow and fully discharges the Fee Reimbursement Obligation, the escrow agent shall deliver the Certificates to TSOI as required by the Escrow Agreement, regardless of any disagreement anyone may have over whether TSOI’s total payments, via direct payments to a Boyd Party and/or by payments into escrow pursuant to the Escrow Agreement, did or did not amount to 100% of the royalties owing under the License Agreement for Net Sales made in the months of July through December 2012, inclusive.)  Such disputes over the amount of royalties paid, after all six Estimated Minimum Royalties are paid into escrow, will be subject to mandatory binding arbitration described in Section 36.20 below.  Notwithstanding any term or condition of this Agreement to the contrary, it is expressly agreed that TSOI shall fully and timely pay all royalties due to Boyd for the months of July through December 2012, inclusive, and that Estimated Minimum Royalties payments are not a substitute for such full payment of all royalties due, which TSOI shall pay within 30 days of the close of each month in which the goods are sold creating a royalty obligation.  The Estimated Minimum Royalties are an agreed tool the Parties will use to allow for the transfer of Boyd’s shares as described herein and in the Escrow Agreement; however, it does not alter the requirement that the full amount of royalties due shall be timely paid by TSOI.

(f)  It is understood that TSOI shall cancel such 223,991,933 shares/Overissue Claims as soon as the Certificates are delivered to TSOI from escrow or otherwise.

(g)  This Section shall not be construed to deprive the Boyd Parties/Licensor of any rights or remedies the Boyd Parties/Licensor may have under the License Agreement in respect of any failure by TSOI to pay timely all Royalties as and when due under the License Agreement.

6.2

In addition, Boyd hereby agrees, in partial consideration for settlement (as set forth in this Agreement) of claims Dixon may have against the Boyd Parties, to assign to Dixon 5,000,000 shares of TSOI common stock.

To implement such assignment, Boyd shall simultaneously with the execution and delivery of this Agreement deliver to TSOI (for the benefit of Dixon) the original TSOI share certificates nos. NS1-1053 through NS1-1057, inclusive, each representing 1,000,000 shares (5,000,000 shares total) of TSOI common stock, all duly endorsed in favor of Dixon by Boyd (or accompanied by stock powers duly executed in favor of Dixon by Boyd), with  signatures guaranteed with Medallion stamp by a commercial bank or by a member firm of the New York Stock Exchange, and TSOI shall forthwith thereafter deliver to Dixon a share certificate representing 5,000,000 shares of TSOI common stock, made out in favor of Dixon.  (The new share certificate in favor of Dixon shall bear standard securities-law restrictive legends.)

6.3

TSOI recognizes the 6,500,000 TSOI shares retained by Boyd and represented by the original TSOI share certificates nos. NS1-1045 through NS1-1052, inclusive, representing 500,000, 500,000, 500,000, 1,000,000, 1,000,000, 1,000,000, 1,000,000 and 1,000,000 shares, respectively (6,500,000 shares total), of TSOI common stock, as duly authorized and outstanding shares of TSOI common stock, owned beneficially and of record by Boyd, and TSOI recognizes such assigned 5,000,000 TSOI shares represented by such new share certificate made out in favor of Dixon as duly authorized and outstanding shares of TSOI common stock, owned (by virtue of such transfer) beneficially and of record by Dixon.

6.4

Dixon hereby agrees to surrender to TSOI as many as possible of Dixon’s Overissue Claims in exchange for the same number of authorized and outstanding shares of TSOI common stock.  To implement such agreement, Dixon shall simultaneously with the execution and delivery of this Agreement, deliver to TSOI the original TSOI share certificates nos. NS1-1059 through NS1-1063, inclusive, ostensibly representing 500,000, 500,000, 1,000,000, 1,000,000 and 12,031,400 shares, respectively (15,031,400 shares total) of TSOI common stock, and the original TSOI share certificate no. NS1-1085 for 500,000 shares, all endorsed in blank by Dixon and with Medallion guaranty stamp affixed, and TSOI shall forthwith thereafter deliver to Dixon a share certificate representing 14,290,000 shares of TSOI common stock, made out in favor of Dixon, and a written recognition that Dixon has remaining Overissue Claims equivalent to 1,241,400 shares of common stock.  The shares ostensibly represented by certificate no. NS1-1085 are also deemed, for purposes of this Agreement, to be within the definition of “Overissue Claims.”  (The new share certificate in favor of Dixon shall bear standard securities-law restrictive legends.)  TSOI recognizes such 14,290,000 TSOI shares represented by such new share certificate as duly authorized and outstanding shares of TSOI common stock, owned beneficially and of record by Dixon.  TSOI also recognizes the 100,000 shares of common stock represented by TSOI share certificate no. CS1-1026, in the name of Dixon, as duly authorized and outstanding shares of TSOI common stock, owned beneficially and of record by Dixon.  Dixon and TSOI agree to, if and when TSOI’s number of authorized shares of common stock is changed to a number no less than 90,000,000 with all due corporate procedural action, exchange such remaining Overissue Claims for 1,241,400 new authorized and certificated shares of TSOI common stock, owned beneficially and of record by Dixon.

6.5

In addition, Dixon hereby agrees, in partial consideration for settlement of claims the Boyd Parties may have against Dixon, to assign to Boyd 60 shares of TMD common stock, together with any and all other equity securities of TMD of whatever kind or character he owns or owns beneficially (collectively the “TMD Stock”).  To implement such assignment, Dixon shall simultaneously with the execution and delivery of this Agreement deliver to TMD the original TMD share certificate no. 1 representing 60 shares of TMD common stock together with any other certificates representing TMD Stock, endorsed in blank by Dixon, and TMD shall forthwith thereafter deliver to Boyd a share certificate representing 60 shares of TMD common stock, made out in favor of Boyd.  The Parties recognize that, thereupon, Boyd shall own, beneficially and of record, 100% of the issued and outstanding shares of TMD and that neither Dixon nor any of his family or Agents do thereafter have any interest, current or future, in TMD, including but not limited to TMD’s assets, or accounts receivable, such as royalties from Keller Laboratories.

7.  Leak-Out.  The Boyd Parties agree never to (in the aggregate) sell into the public market, directly and/or indirectly, in any consecutive 90-day period, more than 1% of TSOI’s then-outstanding common stock, except in an acquisition of TSOI or a transaction to which TSOI is a party or that has been authorized by the Board of Directors of TSOI at a duly and validly called and held meeting of (or a duly executed unanimous written consent action of) the Board of Directors of TSOI or by the stockholders of TSOI at a duly and validly called and held meeting of the stockholders of TSOI (or, if such majority written consent action of the stockholders of TSOI comports with TSOI’s Bylaws, a duly executed majority written consent action of the stockholders of TSOI).  For avoidance of doubt, this Section 7 shall not restrict or in any way limit the Boyd Parties’ ability to sell shares of TSOI’s common stock in a private transaction.

8.  Standstill.  The Boyd Parties agree that, for a period of 10 years from the date of this Agreement, unless such shall have been specifically invited in writing by TSOI or if such has been approved by the Board of Directors of TSOI at a duly and validly called and held meeting of (or a duly executed unanimous written consent action of) the Board of Directors of TSOI or by the stockholders of TSOI at a duly and validly called and held meeting of the stockholders of TSOI (or, if such majority written consent action of the stockholders of TSOI comports with TSOI’s Bylaws, a duly executed majority written consent action of the stockholders of TSOI), the Boyd Parties shall not, and shall not in any manner (directly or indirectly through Agents):  (a) acquire any TSOI stock (other than (i) upon exercise of stock options before their termination pursuant to Section 4 of this Agreement, or (ii) upon a stock split, stock dividend, recapitalization, reorganization or distribution in which they receive TSOI stock pro rata with all other holders of TSOI common stock), (b) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of TSOI or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving TSOI or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to TSOI or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of TSOI; (c) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to TSOI; (d) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of TSOI; or (e) enter into any arrangements with any third party with respect to any of the foregoing.

9.  Shareholder Rights.  The Boyd Parties agree never to exercise, directly or indirectly through Agents, these specific rights of a shareholder of TSOI: inspection/copying rights, the right to conduct an audit, any right to call or participate in the call of stockholders meetings, the right to serve as a director, the right to nominate directors or bring motions at stockholders meetings, the right to bring derivative litigation and the right to bring nonderivative litigation against TSOI (or against its directors, officers, employees, agents or affiliates for acts or omissions in their capacity as such), the right to seek a court order appointing a custodian or receiver, the right to petition for an injunction, an order of dissolution and/or the appointment of a receiver or trustee, the right to file an involuntary bankruptcy petition, the right of delivery of information, and dissenters’ rights. Notwithstanding the foregoing, the Boyd Parties shall have, and may continue to exercise, (i) the right to vote all shares of TSOI stock owned, beneficially or of record, by the Boyd Parties (ii) any and all shareholder rights, including those listed above, when exercised in conjunction with holders of at least 1,000,000 TSOI shares not owned beneficially or of record by a Boyd Party or an Agent or donee of a Boyd Party or by any Agent of a donee of a Boyd Party; and (iii) the right to sell or transfer any of their TSOI stock (consistent with any restrictions set forth in Section 7 above) after which the transferee (if other than a Boyd Party Agent) shall have all rights of any other TSOI shareholder and shall not be bound by any provision or term of this Agreement; provided that if shares of TSOI stock so transferred are subsequently reacquired by a Boyd Party or an Agent of a Boyd Party, such shares of TSOI stock shall again be subject to the provisions of this Agreement.  For avoidance of doubt:  in no event may a Boyd Party exercise any right which he or it has released, or agreed (other than in this Section 9) not to exercise, in this Agreement.

10.  Regulatory.  BR shall take the steps so that, as of immediately after the Switchover Time, it has registered as a Medical Device Registered Establishment.  Each of TSOI, BR and TMD shall separately be responsible (directly or through its regulatory representatives) for its own regulatory affairs worldwide.

11.  Molds.  TSOI’s April 26, 2012 purchase of molds from TMD is hereby rescinded.  The Parties agree that such molds will at all times be located at K Mold & Engineering, Inc. (of Granger, Indiana) or at another “neutral” independent fabrication company, if any, which the Boyd Parties and TSOI, each acting in its sole discretion, agree to.  The Boyd Parties shall allow TSOI to have full and equal access to the molds (i.e., the Boyd Parties shall allow TSOI to place orders with the fabrication company for the production of products using the molds.)  TSOI will pay TMD (or any other Boyd Party designated by TMD in writing to TSOI) $90,000 payable in equal monthly payments of $5,000 per month, for 18 months, beginning July 1, 2013, for this access; provided, that the first (and, to the extent there is overflow from the first, the second) such $5,000 payment shall be reduced by an amount equal to the sum of all interest previously paid by TSOI to TMD in respect of the rescinded April 26, 2012 transaction.  After $90,000 (inclusive of credit for such previously-paid interest) has been paid to the Boyd Parties, no further payments shall be required.  The Parties agree that the Boyd Parties collectively, on the one hand, and TSOI, on the other hand, shall share 50/50 the cost of repairs to the molds; if TSOI fails to pay its 50% share of the repair of a mold, the Boyd Parties’ sole remedy shall be the right to prohibit TSOI from further access to such mold.

It is expressly agreed that the Boyd Parties shall not modify the molds nor direct the fabrication company to modify the molds (e.g., such that products of the mold would not constitute “Existing Products”).

Any Boyd Party or TSOI may make (at its own expense) and use (without accounting to any other Party) its own solely-owned new mold(s) at any time, subject (in the case of TSOI) to any BR patents and the provisions of the License Agreement.

The Boyd Parties, on the one hand, and TSOI, on the other hand, each agree not to (directly or through others) seek to interfere with or influence the price or terms on which the other procures goods and services from the fabrication company.

12.  Websites and Marketing Transition.  The Parties confirm that one or another of the Boyd Parties is the owner of domains www.nti-tss.com, www.ordertsi.com, www.migraineprevention.com, www.headacheprevention.com and www.tmdcourses.com (the “Boyd Websites”) and www.therapeuticsolutionsint.com.  The Boyd Parties hereby assign to TSOI all of their right, title or interest in and to the website and domain name www.therapeuticsolutionsint.com.  The applicable Boyd Party shall further execute and perfect such assignment on the books of Network Solutions, using a standard procedure designated by TSOI.  Through the Switchover Time TSOI shall host and maintain the Boyd Websites without charge to the Boyd Parties.  Through the Switchover Time TSOI shall, and the Boyd Parties agree that TSOI will be allowed to, control the visible content of all the Boyd Websites, except (a) TSOI will not include any visible content that disparages any of the Boyd Parties or their products, and (b) within 60 days after the Effective Date the Boyd Parties shall cause www.ordertsi.com to be converted to a landing page on a server of a reputable hosting company selected by the Boyd Parties, containing only two equally prominent click-through banners, with equal size, font and color, one listing TSOI’s name, logo and products and the instruction “To order products from Therapeutic Solutions International, Inc., click here” (which shall link to a TSOI-owned ordering website to be designated by TSOI) and the other listing BR’s name, logo and products and the instruction “To order products from [Boyd Research, Inc.], click here” (which shall link to a Boyd Party ordering website to be designated by the Boyd Parties), all such content as more specifically set forth on Exhibit A hereto.  The applicable Boyd Party shall (when so requested by TSOI), in connection with the conversion of www.ordertsi.com to a landing page and the hosting of same on a server of a reputable hosting company selected by the Boyd Parties, execute and perfect an appropriate alteration of the www.ordertsi.com domain name server records on the books of Network Solutions, using a standard procedure designated by TSOI.  If the Boyd Parties designate TSOI to host the (landing page) www.ordertsi.com on a TSOI server, TSOI shall do so without cost to the Boyd Parties.

Through the Switchover Time, the Boyd Parties shall not (directly or through others besides TSOI) market any products which are Covered by a Valid Claim of the Licensed US Patent Rights (all as defined in the License Agreement).

Through the Switchover Time, the Boyd Websites and all other Boyd-Party-owned websites shall be programmed (in a manner to be reasonably approved by TSOI) such that no customer will be able to, using a US credit card (or debit card) address or a US delivery address, order on any such website any products which are Covered by a Valid Claim of the Licensed US Patent Rights.  Also, any such US customer shall be visually instructed to click on a banner of text or graphic to hyperlink to a splash page which explains that the Boyd Parties will only be selling such products in the US after the Switchover Time and that the customer must purchase, if at all, from TSOI until then; and such splash page shall also prominently feature a hyperlink to take the US customer to a TSOI-owned ordering website designated by TSOI, to order products from TSOI.

Through the Switchover Time, TSOI shall not market any Existing Products toward US customers under any trademarks or tradenames other than those used by TSOI as of both January 1, 2012 and the Effective Date.

TSOI agrees to program (in a manner to be reasonably approved by Boyd) all of TSOI’s websites such that, at all times after the Switchover Time, no customer will be able to, using a US credit card (or debit card) address or a US delivery address, order on any TSOI website any products which are Covered by a Valid Claim of the Licensed US Patent Rights.  Also, any such US customer shall be visually instructed to click on a banner of text or graphic to hyperlink to a splash page which explains that TSOI has no right to sell such products in the US and that the customer must purchase, if at all, from a Boyd Party (to be designated by the Boyd Parties); and such splash page shall also prominently feature a hyperlink to take the US customer to the order page of a Boyd Party ordering website (to be designated by the Boyd Parties) to order products from such Boyd Party.

TSOI shall be allowed to transfer and assign the software code, third-party software licenses, business software interfaces and third-party certifications of www.ordertsi.com (the “guts” of the website) to a TSOI-owned ordering domain designated by TSOI.  The Boyd Parties shall not be entitled to copy, retain or transfer such “guts.”

TSOI shall have the right to copy and republish visible content which as of the date of this Agreement was on the Boyd Websites or www.therapeuticsolutionsint.com, for use within www.therapeuticsolutionsint.com and/or any other TSOI-owned websites, with Boyd’s consent which shall not be unreasonably withheld;  provided, that BR shall have the right to identify and require TSOI to correct any factual errors in any educational, therapeutic or other statements in such copied and republished content.  Provided further, that except to the extent of copying and republishing (without alteration) visible content as expressly allowed in the preceding sentence, TSOI will not be allowed to use the name or image of any Boyd Party or their copyrighted educational or therapeutic materials on www.therapeuticsolutionsint.com and/or any other TSOI-owned websites, unless the Boyd Party grants express written permission to do so (it being understood that Section 41 and Section 42 constitute such an express written permission).

The Boyd Parties shall have the right to copy and republish, after the Switchover Time, visible content which as of the date of this Agreement or in the prior 24 months was on the Boyd Websites or www.therapeuticsolutionsint.com, or on www.NTIvideo.com for use within the Boyd Websites and/or any other Boyd-Party-owned websites, with TSOI’s consent which shall not be unreasonably withheld; provided, that except to the extent of copying and republishing (without alteration) visible content as expressly allowed in the preceding sentence, the Boyd Parties will not be allowed to use the name or image of TSOI or any TSOI personnel on the Boyd Websites and/or any other Boyd-Party-owned websites unless TSOI grants express written permission to do so (it being understood that Section 38 constitutes such an express written permission); and provided further, that the Las Vegas videos which are or had been on www.NTIvideo.com within the past 24 months (collectively the “NTI Videos”) and in which Boyd does not personally appear may be so copied and republished only with the inclusion, on each website page with a link to an NTI Video, of a customary TSOI copyright notice, and only if the file names and descriptions of such non-Boyd NTI Videos (and the order in which they are listed) are not altered from Exhibit B attached hereto. As to the 17 NTI Videos in which Boyd appears (collectively the “NTI Boyd Videos”), there shall be no restrictions whatsoever on their use by any Boyd Party. TSOI shall provide the Boyd Parties with MP4 format copies of all NTI Boyd Videos simultaneously with execution of this Agreement and shall, within 15 days thereafter, deliver MP4 format copies of all other NTI Videos to the Boyd Parties.  It is understood that due to a crash TSOI does not possess access to pre-March 2012 websites content, but the rights granted hereunder include the right to copy and republish (subject to the limitations set forth in this paragraph) any such visible content that can be retrieved from, e.g., www.archive.org; notwithstanding the foregoing, TSOI confirms that it does have, and will provide the Boyd Parties with MP4 format copies of, upon execution of this Agreement, all 17 NTI Boyd Videos.

The Boyd Parties shall have the right to copy and republish visible content which as of the date of this Agreement or in the prior 24 months was on www.ordertsi.com, for use within any Boyd Website and/or any other Boyd Party-owned website. Provided, that the Boyd Parties will not be allowed to use the name or image of TSOI or any TSOI personnel on the Boyd Websites and/or any other Boyd-Party-owned websites unless TSOI grants express written permission to do so (it being understood that Section 38 constitutes such an express written permission).  The Parties acknowledge that because www.ordertsi.com is database-generated and is not static, TSOI cannot generate past content from archives; but the rights granted hereunder include the right to copy and republish (subject to the limitations set forth in this paragraph) any such visible content that can be retrieved from, e.g., www.archive.org.

13.  Other Referral of US Customers.  Until the Switchover Time, if any US person or US customer contacts a Boyd Party (by telephone, mail, email, fax, text message, in-person or by any other method) with regard to possible purchase of any products which are Covered by a Valid Claim of the Licensed US Patent Rights, the Boyd Party shall immediately refer such person to TSOI.  Provided, that attempted online orders shall be governed by Section 12 rather than by this Section 13.

After the Switchover Time, if any US person or US customer contacts TSOI (by telephone, mail, email, fax, text message, in-person or by any other method) with regard to possible purchase of any products which are Covered by a Valid Claim of the Licensed US Patent Rights, TSOI shall immediately refer such person to BR, using such contact information as BR shall have notified TSOI, pursuant to Section 36.9, to use for such purpose.  Provided, that attempted online orders shall be governed by Section 12 rather than by this Section 13.

14.  US Customers List and Vendors List.  Upon execution of this Agreement TSOI shall deliver to BR a hard-copy list (which list shall include the names, addresses, telephone numbers and e-mail addresses, all to the extent known to TSOI) of TSOI’s present and former US customers (the “US Customer List”). The Boyd Parties and their agents and distributors shall not use the US Customer List to solicit persons or entities on it until the Switchover Time but may use it to prepare for all uses after the Switchover Time.  (I.e., until the Switchover Time the Boyd Parties shall not use the US Customer List for external purposes but shall be allowed to use it for internal purposes.) As of the Switchover Time, TSOI assigns to BR all right, title and interest TSOI has in the US Customer List and it shall be the valuable trade secret of BR.  Effective as of the Switchover Time, BR grants to TSOI a perpetual, royalty-free, fully-paid-up, assignable, Sublicensable license to use such US Customer List for any lawful purpose except for uses otherwise prohibited or improper pursuant to the terms of this Agreement or the License Agreement including but not limited to the following prohibited uses of the US Customer List: (a)  TSOI shall engage in no communication using the US Customer List with any person or entity on the US Customer List which communication includes any reference to any of the Boyd Parties, their products, image, marks, logos (other than required referrals of US sales to BR); (b) TSOI shall not use the US Customer List to do anything which adversely affects the Boyd Parties’ business; or (c) any other use prohibited by law or the terms of the License Agreement or this Agreement.

Notwithstanding the preceding paragraph, TSOI agrees that, from the Switchover Date until the completion of 24 months following the Switchover Date, TSOI will not use the US Customer List to Directly Solicit any customer or customers on the US Customer List for the purchase of any diagnostic or therapeutic intraoral device.  The term Directly Solicit or Direct Solicitation shall only mean a solicitation which is targeted to a customer or customers on the US Customer List by means of a unique or group email or mailing, or a visit, or telephone call for the purpose of offering or selling any diagnostic or therapeutic intraoral product or providing any information or updates concerning such products; but shall not include any general advertising, mass email, bulk/group regionally targeted mail, meeting at a conference or any other form of communication whether or not it results in a sale of any product.  Further, it shall not be a Direct Solicitation if anyone on the US Customer List independently initiates contact to TSOI or its distributors seeking to purchase any other product not licensed from BR.

Upon execution of this Agreement TSOI shall deliver to BR a hard-copy list (which list shall include the names, addresses, telephone numbers and e-mail addresses, all to the extent included on such list as most recently updated) of TMD’s present and former US customers (the “TMD US Customer List”). The Boyd Parties and their agents and distributors shall not use the TMD US Customer List to solicit persons or entities on it until the Switchover Time but may use it to prepare for all uses after the Switchover Time.  (I.e., until the Switchover Time the Boyd Parties shall not use the TMD US Customer List for external purposes but shall be allowed to use it for internal purposes.) As of the Switchover Time, TSOI assigns to BR all right, title and interest TSOI has in the TMD US Customer List and it shall be the valuable trade secret of BR and/or TMD.  Effective as of the Switchover Time, BR grants to TSOI a perpetual, royalty-free, fully-paid-up, assignable, Sublicensable license to use such TMD US Customer List for any lawful purpose except for uses otherwise prohibited or improper pursuant to the terms of this Agreement or the License Agreement, including but not limited to the following prohibited uses of the TMD US Customer List: (a)  TSOI shall engage in no communication using the TMD US Customer List with any person or entity on the TMD US Customer List which communication includes any reference to any of the Boyd Parties, their products, image, marks, logos (other than required referrals of US sales to BR); (b) TSOI shall not use the TMD US Customer List to do anything which adversely affects the Boyd Parties’ business; or (c) any other use prohibited by law or the terms of the License Agreement or this Agreement.

Notwithstanding the preceding paragraph, TSOI agrees that, from the Switchover Date until the completion of 24 months following the Switchover Date, TSOI will not use the US Customer List to Directly Solicit any customer or customers on the TMD US Customer List for the purchase of any diagnostic or therapeutic intraoral device.  The term Directly Solicit or Direct Solicitation shall only mean a solicitation which is targeted to a customer or customers on the TMD US Customer List by means of a unique or group email or mailing, or a visit, or telephone call for the purpose of offering or selling any diagnostic or therapeutic intraoral product or providing any information or updates concerning such products; but shall not include any general advertising, mass email, bulk/group regionally targeted mail, meeting at a conference or any other form of communication whether or not it results in a sale of any product.  Further, it shall not be a Direct Solicitation if anyone on the TMD US Customer List independently initiates contact to TSOI or its distributors seeking to purchase any other product not licensed from BR.

Upon execution of this Agreement TSOI shall deliver to BR a list (inclusive of names, addresses, telephone numbers and e-mail addresses, all to the extent known to TSOI) of TSOI’s and TMD’s vendors for US business operations.  TSOI assigns to BR all right, title and interest TSOI has or ever had in this list and it shall be the valuable trade secret of BR and/or TMD as of the date of execution of this Agreement.  BR and TMD grant to TSOI a perpetual, royalty-free, fully-paid-up, assignable, Sublicensable license to use such list for any lawful purpose except for uses otherwise prohibited or improper pursuant to the terms of this Agreement or the License Agreement, or uses in a manner which contains or does anything which adversely affects the Boyd Parties’ business, or uses in a manner which contains or uses the image, name, mark or logo of any Boyd Party or Boyd Party product.  TSOI agrees that it shall not use such list for any illegal purpose or for any purpose prohibited or improper pursuant to the terms of this Agreement or the License Agreement, or in a manner which contains or does anything which adversely affects the Boyd Parties’ business, or in a manner which contains or uses the image, name, mark or logo of any Boyd Party or Boyd Party product.  Without limitation, TSOI shall not mention any Boyd Party to any vendor on the list.

It is understood that some persons on such lists have not chosen to share their email addresses, etc. with TSOI and that in those instances TSOI has populated its lists with dummy email addresses, etc. The  dummy email addresses used were selected with the intention that it be obvious that they are dummy email addresses.

15.  Telephone.  As of the Switchover Time, TSOI assigns to BR all of TSOI’s “1-800” (actually “1-877”) telephone numbers:  including 877-468-4877 (order number) and 877-550-2992 (support number) and any other such numbers (collectively the “Telephone Numbers”). Further, TSOI shall convert the account owner with the telephone company provider(s) to BR for each of the Telephone Numbers in sufficient time so that calls directed to such numbers ring at a location and local number identified by BR no later than January 1, 2013. BR shall provide such location in writing to TSOI through its counsel no later than December 1, 2012, although, provided that TSOI takes all necessary steps with the telephone company provider(s) within two business days after receiving the information from BR, TSOI shall not be responsible if processing or execution delays on the part of the telephone company provider(s) result in a Telephone Number switchover delay.  For the first 180 days after the Switchover Time, BR shall make clear, in all automated and live greetings to callers to such numbers, that they have reached a “Boyd Research” telephone number.  The Parties agree that, after the Switchover Time, the Boyd Parties shall be solely responsible, at their own expense, for providing telephone and online customer support, customer service and technical training for all US customers, even with regard to products sold by TSOI before the Switchover Time; and TSOI shall have no responsibility to provide any such customer support, customer service and technical training to US customers after the Switchover Time.  No Party shall be required to provide customer support, customer service and technical training for another Party’s international customers.

16.  TSOI Warranties and Liability.  TSOI retains responsibility for all product warranties and product liability claims arising from units of products sold by it, including but not limited to claims asserted against TSOI, the Boyd Parties, or any combination thereof.  This specifically excludes the units of product delivered to BR pursuant to Section 17.

17.  Delivery of Assets.  TSOI assigns and shall deliver the following tangible items to BR:

(a)  One BioRESEARCH BioEMG III recording device and related accessories (collectively “EMG Device I”) (it being understood that the other BioRESEARCH BioEMG III recording device and related accessories shall be owned and retained by TSOI (“EMG Device II”).  TSOI shall make both such recording devices available to BR for inspection by BR, and BR shall be entitled to pick which one shall be assigned and delivered to BR. To be delivered no later than five days after the Effective Date.

(b)  The approximately 7,500 plastic “enhanced slider” units which TSOI took delivery of from HK Plastics Engineering, Inc. (of Oceanside, California) in 2012.  To be delivered no later than five days after the Effective Date.

(c)  TSOI’s inventory of Total Splint System products (approximately 4,000), related Lower Tray parts (approximately 8,000) and prototype HK Plastics Tombstone parts (approximately 1,000).  To be delivered no later than five days after the Effective Date.

(d)  A number of each of the respective products being sold by TSOI as is equal to the combined number of such products sold by TSOI during the six calendar weeks ending November 2, 2012.  To be delivered no later than November 15, 2012.

TSOI has good, valid and marketable title to the assets described in items (a)-(d) of this Section and the other assets to be delivered and assigned by TSOI to any Boyd Party pursuant to this Agreement, and  upon consummation of the respective transactions contemplated by this Agreement, such Boyd Party will acquire good, valid and marketable title to the assets described in items (a)-(d) of this Section and such other assets to be delivered and assigned by TSOI to such Boyd Party pursuant to this Agreement, free and clear of any and all charges, claims, community property interests, conditions, covenants, equitable interests, liens, options, pledges, security interests, mortgages, deeds of trust, assignments, deposit arrangements, priority or other preferential arrangements, rights of first refusal, defects of title, or restrictions of any kind (except as otherwise expressly provided in this Agreement and the License Agreement), including any restrictions on use, transfer, receipt of income, or exercise of any other attribute of ownership, or any agreements to give or refrain from giving any of the foregoing; provided, that this paragraph shall not apply to the tools and molds described in the last paragraph of this Section.

In addition, TSOI agrees to inform HK Plastics that TSOI has no objection to HK Plastics selling the other approximately 7,400 plastic Anterior Deprogrammer units to BR.

TSOI hereby quitclaims to BR all of TSOI’s right, title and interest (if any) in and to the tools and molds (currently within the premises of HK Plastics) for both the Anterior Deprogrammer and for the “Tombstone,” all as-is, where-is.

18.  Other Business Operations Assistance.  All Parties shall reasonably cooperate with each other to effectuate the Switchover as smoothly as is reasonably possible and shall take such acts as are reasonably required to do so, but such cooperation shall not include the use of facilities, loaning of personnel, or providing units of products, unless it is subsequently agreed to by the Parties. The Parties expressly agree that breach of this Section shall not be asserted as a default under the License Agreement.

19.  Conduct of TSOI’s Business; Disclosures.  Through the Switchover Time, TSOI shall furnish Boyd with unaudited monthly balance sheets and profit and loss statements for each calendar month ending after the date of this Agreement, within 15 days after the applicable month-end.

TSOI shall not through the Switchover Time terminate any US customer for any reason other than non-payment for products delivered.

From the date hereof through the Switchover Time, TSOI and Dixon covenant and agree that TSOI shall, and Dixon shall cause TSOI to, carry on TSOI’s U.S. business operations only in the ordinary course and in accordance with past practices and shall not take any actions, individually or in the aggregate, inconsistent therewith in any material respect or with the transactions contemplated hereby or in the License Agreement, and will (a) use best efforts to preserve intact TSOI’s U.S. present business operations and preserve and maintain the relationships and goodwill with TSOI’s suppliers, vendors, clients, customers, contractors and other persons and entities having any business dealings with TSOI in connection with its U.S. business operations, (b) operate the U.S. business operations in compliance with all applicable laws and regulations, and (c) not take any action listed below without the prior written consent of Boyd:

i.  in a single transaction or a series of related transactions, sell (including by sale-leaseback), lease, license, pledge, transfer, dispose of or encumber any assets or properties of TSOI, other than sales of inventory in the ordinary course of business;

ii.  alter in any respect the manner of keeping its books of account or records or the accounting practices reflected therein in connection with the conduct of its business;

iii.  cause or allow to occur any material change in the manner in which TSOI conducts TSOI’s U.S. business operations;

iv.  take any action not consistent in all material respects with the past practices of TSOI or TSOI’s U.S. business operations in the ordinary course consistent with past practice; or

v.  enter into an agreement to do any of the things described in clauses (i) through (iv).

20.  Partial Reimbursement of Boyd.  TSOI shall pay $50,000 to Boyd to partially defray his attorney fees incurred in his negotiation and preparation of this Agreement and the other agreements and instruments referred to herein and certain payments made by TMD in furtherance of a proposed business combination.  This amount shall be payable on an unconditional basis in 20% portions ($10,000 each) on the first day of each calendar month beginning September 1, 2012 and all such payments must be fully paid prior to the turnover of any of Boyd’s TSOI shares hereunder, as described in Section 6.1 (the “Fee Reimbursement Obligation”).

21.  Non-Solicit.  The Boyd Parties agree that, for a period of 2 years from the date of this Agreement, unless such shall have been specifically invited in writing by TSOI, each Boyd Party shall not, directly or indirectly, solicit to employ or solicit to engage as a consultant Dr. Barry Glassman.  This is not a non-hire agreement; if Dr. Glassman independently initiates contact to a Boyd Party seeking employment or a consultancy or any other arrangement, the Boyd Parties are not prohibited from employing or engaging Dr. Glassman at any time, even during such 2 years.

22.  General Release by Boyd Parties.  Each of (a) BR and TMD, each for itself, its current, former and future subsidiaries and employee benefit plans and its and their fiduciaries, predecessors, successors, officers, directors, stockholders, agents, affiliates, employees and assigns, and (b) Boyd, for himself, his heirs, legatees, executors, administrators, relatives, spouse, assigns and affiliates, fully and forever releases and discharges (x) TSOI and each of its current and former subsidiaries, related entities and employee benefit plans and each of its and their fiduciaries, predecessors, successors, officers, attorneys (other than Mailander who is not released hereby), directors, stockholders, affiliates, employees and assigns, (y) Dixon and each of his heirs, legatees, executors, administrators, relatives, spouse, assigns and affiliates and (z) Berg and each of his heirs, legatees, executors, administrators, relatives, spouse, assigns and affiliates (all collectively, the “TSOI Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time before the signing of this Agreement, other than any claim of any kind against Mailander, which such claims are not released, discharged or settled herein (the “Reserved Claims”).

It is expressly agreed that, notwithstanding anything suggested by the language of the first paragraph of this Section 22, Mailander shall not be deemed a TSOI Releasee by virtue of the first paragraph of this Section 22.  Further, any Boyd Party may prosecute any claim of any kind against Mailander (i.e., a Reserved Claim), subject to the following paragraph of this Section 22.

In the event that a Boyd Party, directly or indirectly through an Agent, prosecutes any claim of any kind against Mailander which TSOI believes TSOI is legally obligated to indemnify and/or defend Mailander against by virtue of state law and caselaw and without regard to and ignoring the terms of any agreement of indemnity between Mailander and any other person or entity including but not limited to TSOI (an “Indemnity Obligation”), TSOI shall be entitled to bring a final and binding arbitration action against any or all of the Boyd Parties pursuant to Section 36.20 to seek a determination that an Indemnity Obligation exists with regard to such prosecuted Reserved Claim (“Indemnity Order”).  Within 10 days of the arbitrator issuing an Indemnity Order, the Boyd Parties shall cause any action prosecuting such Reserved Claim against Mailander which is the subject of such Indemnity Order to be dismissed with prejudice.  In addition, if the arbitrator issues an Indemnity Order, the Boyd Parties shall be jointly and severally liable to pay to TSOI (a) all of TSOI’s reasonable attorneys’ fees and costs in obtaining the Indemnity Order, including all costs of the arbitration forum, and (b) all indemnification and defense amounts which TSOI is obliged to pay to Mailander by virtue of the Indemnity Obligation. TSOI shall be entitled to obtain an arbitration award for such amounts in a continuation of such Section 36.20 arbitration action and/or in a new Section 36.20 arbitration action.  If, on the other hand, the arbitrator rules that an Indemnity Obligation does not exist with regard to such prosecuted Reserved Claim, TSOI shall be liable to pay to the Boyd Parties all of the Boyd Parties’ reasonable attorneys’ fees and costs in obtaining the ruling that an Indemnity Obligation does not exist with regard to such prosecuted Reserved Claim, including all costs of the arbitration forum.  The Boyd Parties shall be entitled to obtain an arbitration award for such amounts in a continuation of such Section 36.20 arbitration action and/or in a new Section 36.20 arbitration action.

23.  Knowing Waiver of Employment-Related Claims.  Boyd understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the TSOI Releasees any and all remedies available to him under any employment-related (as well as non-employment-related) causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.

24.  Waiver of Civil Code Section 1542.  Each of the Boyd Parties expressly waives any and all rights and benefits conferred upon it/him by Section 1542 of the Civil Code of the State of California, which states as follows, and under all similar federal and state statutes and common law principles:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each of the Boyd Parties expressly agrees and understands that the release given by it/ him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which it/he may have against TSOI or Dixon or any of the other TSOI Releasees, but excluding the Reserved Claims.

25.  No Prior Assignment of Claims.  Each of the Boyd Parties represents and warrants that it/he has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any person or entity any interest in the rights, claims, or causes of action that such Boyd Party is releasing in this Agreement.

26.  Promise to Refrain from Suit or Administrative Action.  Each of the Boyd Parties promises and agrees that it/he will never (a) sue TSOI or Dixon or any of the other TSOI Releasees, or otherwise institute or (unless it/he is compelled by legal process to do so) participate in any legal or administrative proceedings against TSOI or Dixon or any of the other TSOI Releasees, with respect to any claim covered by the release provisions of this Agreement, including but not limited to claims arising out of Boyd’s employment with TSOI or the termination of that employment, (b) bring a derivative action (on behalf of TSOI or TMD) against Dixon or any of the other TSOI Releasees, or otherwise cause any action against Dixon or any of the other TSOI Releasees to be brought by TSOI or TMD or by any person asserting rights through, under or in connection with TSOI or TMD or with ownership of TSOI or TMD securities, or (unless the Boyd Party is compelled by legal process to do so) participate in any such proceedings against Dixon or any of the other TSOI Releasees, or (c) encourage or cause any other person to do anything which the Boyd Party promised and agreed in this Section 26 not to do.  Nothing in this Agreement affects the future rights of the parties to protect themselves fully, including through legal action, for claims not released herein.

27.  General Release by TSOI and Dixon.  Each of (a) TSOI, for itself, its current and former subsidiaries and employee benefit plans and its and their fiduciaries, predecessors, successors, officers, directors, stockholders, agents, affiliates, employees and assigns, (b) Dixon, for himself, his heirs, legatees, executors, administrators, relatives, spouse, assigns and affiliates, and (c) Berg, for himself, his heirs, legatees, executors, administrators, relatives, spouse, assigns and affiliates, fully and forever releases and discharges (x) BR and each of its current, former and future subsidiaries, related entities and employee benefit plans and each of its and their fiduciaries, predecessors, successors, officers, directors, stockholders,  affiliates, employees and assigns, (y) TMD and each of its current, former and future subsidiaries, related entities and employee benefit plans and each of its and their fiduciaries, predecessors, successors, officers, directors, stockholders, agents, affiliates, employees and assigns, and (z) Boyd and each of his heirs, legatees, executors, attorneys, administrators, relatives, spouse, assigns and affiliates (all collectively, the “Boyd Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time before the signing of this Agreement.

In addition, Dixon shall dismiss with prejudice upon execution of this Agreement the lawsuit entitled Timothy G. Dixon (derivatively) v James Boyd et al., No. 37-2012-00098692-CU-BT-CTL (San Diego County Superior Court).

28.  Waiver of Civil Code Section 1542.  Each of the TSOI Parties expressly waives any and all rights and benefits conferred upon it/him by Section 1542 of the Civil Code of the State of California, which states as follows, and under all similar federal and state statutes and common law principles:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each of the TSOI Parties expressly agrees and understands that the release given by it/him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which it/he may have against any of the Boyd Parties or any of the other Boyd Releasees.

29.  No Prior Assignment of Claims.  Each of the TSOI Parties represents and warrants that it/he has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any person or entity any interest in the rights, claims, or causes of action that it/he is releasing in this Agreement.

30.  Promise to Refrain from Suit or Administrative Action.  Each of the TSOI Parties promises and agrees that it/he will never (a) sue any of the Boyd Parties or any of the other Boyd Releasees, or otherwise institute or (unless it/he is compelled by legal process to do so) participate in any legal or administrative proceedings against any of the Boyd Parties or any of the other Boyd Releasees, with respect to any claim covered by the release provisions of this Agreement, including but not limited to claims arising out of Dixon’s employment with TMD or the termination of that employment, (b) bring a derivative action (on behalf of TSOI or TMD) against any of the Boyd Parties or any of the other Boyd Releasees, or otherwise cause any action against any of the Boyd Parties or any of the other Boyd Releasees to be brought by TSOI or TMD or by any person asserting rights through, under or in connection with TSOI or TMD or with ownership of TSOI or TMD securities, or (unless the TSOI Party is compelled by legal process to do so) participate in any such proceedings against any of the Boyd Parties or any of the other Boyd Releasees, or (c) encourage or cause any other person to do anything which the TSOI Party promised and agreed in this Section 30 not to do.

31.  Indemnification.

31.1

TSOI/Boyd.  To the maximum extent allowed by applicable law, TSOI agrees to indemnify, defend and hold harmless Boyd from and against any and all losses, judgments, settlements, damages, penalties, liabilities, costs and expenses (“Losses”) to which he may become subject, insofar as such Losses pertain to actual or threatened third-party lawsuits, arbitrations or claims (“Third-Party Claims”), to any extent such Third-Party Claims are based upon, arise out of or relate to Boyd’s actual or alleged acts and/or omissions in the capacity of a director or employee or majority shareholder of TSOI.

31.2

Boyd Parties/TSOI et al.  Notwithstanding Section 16, the Boyd Parties agree to indemnify, defend and hold harmless TSOI and its directors, officers, employees, agents and affiliates from and against all Losses to which it or they may become subject, insofar as such Losses pertain to Third-Party Claims based upon, arising out of or related to items transferred by TSOI pursuant to Section 17 and thereafter sold by a Boyd Party.

31.3

TSOI/Boyd and BR.  TSOI agrees to indemnify, defend and hold harmless Boyd and BR, and each of them, from and against all Losses to which they may become subject, insofar as such Losses pertain to Third-Party Claims based upon, arising out of or related to promotion, advertising and/or sale of units of products sold by TSOI before January 1, 2013 (excluding the items assigned and delivered pursuant to Section 17).

31.4

Time for Payment.  All such indemnification shall be payable as incurred and on demand.

31.5

Defense.  Promptly after receipt by an indemnified party under this Section 31 of any Third-Party Claim (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 31.1, Section 31.2 or Section 31.3, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  In the event an indemnifying party fails to promptly so assume the defense, as provided above, the indemnified party shall have the right to defend itself, and in that case, the indemnifying party shall reimburse the indemnified party for all of its reasonable attorneys’ fees, costs and damages incurred in defending such Third-Party Claims.

31.6

Cooperation.  Regardless of who controls the defense of a Third-Party Claim, the indemnified party, and its directors, officers, advisers, agents and employees, shall cooperate with the indemnifying party and its legal representatives in the investigations of any Third-Party Claim; provided, that it is understood that if a conflict exists between or among the indemnified party and the indemnifying party such cooperation shall be given to the extent doing so is practical.  Further, nothing herein shall require any indemnified party to disclose attorney client communications or attorney work product to counsel for or the indemnifying party.

31.7

Settlement.  The indemnifying party shall have authority to settle any Third-Party Claim if either (a) the indemnifying party has obtained the prior written consent of the indemnified party to enter into such settlement or resolution, or (b) in such settlement or resolution (i) there is no finding or admission of any violation of law or any violation of the rights of any person by the indemnified party, no requirement that the indemnified party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and such settlement does not require the indemnified party to take (or refrain from taking) any action.  Other than as set forth herein, the indemnifying party shall not have authority to settle (or resolve by consent to the entry of judgment upon) a Third-Party Claim.

31.8

Settlement Arranged by Indemnified Party.  The indemnified party shall have no right to indemnification of any Third-Party Claim settled (or resolved by consent to the entry of judgment) effected without the indemnifying party’s prior written consent.

31.9

Contribution.  If the indemnification provided for in this Section 31 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the acts or omissions that resulted in such Loss as well as any other relevant equitable considerations.

31.10

Retroactivity.  For avoidance of doubt:  the indemnification and defense provided for in this Section 31 shall be available regardless of whether the acts and omissions (or alleged acts and omissions) which are the basis of the Third-Party Claim occurred before or after the Effective Date.

31.11

Equitable Indemnity.  The Parties confirm that the grant of indemnification rights hereunder or under any other prior or contemporaneous agreement shall not be construed or used to defeat any “equitable indemnity” right or remedy that a Party may have against another Party in respect of a Third-Party Claim; and the Parties further confirm that the respective releases granted herein shall not be construed as a release of any “equitable indemnity” right or remedy that a Party may have against another Party in respect of a Third-Party Claim which is first served (on such first Party) after the Effective Date, even if the acts and/or omissions which form the basis of the Third-Party Claim and the “equitable indemnity” occurred before the Effective Date.

32.

Confidentiality.  The Parties acknowledge that to the extent Boyd had, as a director of TSOI, a fiduciary duty to maintain the confidentiality of, and not to use for non-TSOI purposes, proprietary and confidential information of TSOI to which Boyd had access, such duty survives his resignation as a director of TSOI.  However, the Parties acknowledge that Boyd does not possess any such TSOI proprietary and confidential information other than a listing of non-US customers.  Upon execution of this Agreement TSOI shall deliver to BR a hard-copy list of the names and cities of TSOI’s present and former non-US customers of products licensed by a Boyd Party, excluding customers which are TSOI distributors (the “Foreign Customer List”).  The Boyd Parties agree that, until the completion of 12 months following the Switchover Date, the Boyd Parties will not Directly Solicit any customer on the Foreign Customer List.  The term Directly Solicit or Direct Solicitation shall only mean a solicitation which is targeted to a customer or customers on the Foreign Customer List by means of a unique or group email, or group mail, visit, or telephone call for the purpose of offering or selling any product which is the same as a product licensed by TSOI to BR; but shall not include any general advertising, mass email, mass or group mailing or regional mailing, meeting at a conference or any other form of communication whether or not it results in a sale of any product.  Further, it shall not be a Direct Solicitation if anyone on the Foreign Customer List independently initiates contact to a Boyd Party or their distributors seeking to purchase products or seeking any other arrangement.  Moreover, general solicitations which are not informed by the information on the Foreign Customer List are not prohibited, even if they reach listed non-US customers as well as other solicited persons.  The Parties expressly state that, other than as set forth in this Section 32 and in Sections 11-15, 33, 37, 38 and 40, they have not agreed in this Agreement to any provision pertaining to trade secrets or competition, and any activity pertaining to competition by the Boyd Parties not expressly described in this Section 32 and Sections 11-15, 33, 37, 38 and 40 is not contractually prohibited by this Agreement, in view of the competitive nature of the relationship of the Parties commencing upon the Switchover Date (and pre-Switchover Date preparation for such competition).

33.

Nondisparagement of Products.  The Boyd Parties agree never to disparage any product sold by TSOI.  The TSOI Parties agree never to disparage any product sold by a Boyd Party. Accurate comparative marketing, without more, is not “disparagement.”

34.

Product Liability Insurance.  TSOI shall maintain policy(s) of products liability insurance, issued by a reputable insurance company(s) rated “A” or better in California, providing coverage in the amounts of at least $1,000,000 per claim and $2,000,000 in the aggregate, for at least two years after January 1, 2013.  The Boyd Parties shall be additional named insureds on all such insurance policies.  Such insurance policies’ coverage shall not exclude any domestic US product sales of TSOI, whether made before or after the Effective Date. TSOI shall annually, and within 30 days of the execution of this Agreement, provide Boyd with a copy of the binder of coverage naming the Boyd Parties as additional insureds.  Further, within 30 days of the execution of this Agreement, TSOI shall provide Boyd with a copy of each of TSOI’s product liability policies in force at any time over the previous 2 years.

35.

Effect of Agreement; Resolution of Allegations.  The Parties each acknowledge and agree that (a) the terms specified in this Agreement and the License Agreement are a full and complete compromise of matters involving disputed issues of law and fact; (b) neither the Parties’ agreement to these terms nor any statement made during the negotiations for this Agreement and the License Agreement shall be considered, nor shall they be, admissions of wrongdoing by any Party hereto; and (c) each Party expressly denies any wrongdoing.  The Parties expressly agree that any and all allegations made in written correspondence to TSOI by Mailander against Boyd in his capacity as a director of TSOI or otherwise have been resolved to TSOI’s full satisfaction and to the full satisfaction of TSOI’s outside counsel, Hayden Trubitt, Esq.

36.

Miscellaneous.

36.1

Relationship of Parties.  Except for the employer/employee relationship between TSOI and Boyd which will terminate on December 31, 2012, each of the Parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between or among any of the Parties.  Except as set forth in Section 31, no Party shall have the right to, and each Party agrees not to purport to, incur any debts or make any commitments or contracts for any other Party.

36.2

Entire Agreement.  This Agreement (together with the License Agreement, the Escrow Agreement and the Voting Agreement) constitutes the entire agreement among and/or between the Parties regarding the subject matter hereof (and thereof), and supersedes all prior or contemporaneous negotiations, arrangements, commitments, understandings or agreements, whether oral or written, regarding the subject matter hereof and thereof.  The Parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement (or of the License Agreement, the Escrow Agreement or the Voting Agreement) which do not appear written herein or therein.  The Parties further acknowledge and agree that parol evidence is not needed to interpret the intent of the Parties.

36.3

Amendment.  This Agreement cannot be modified or amended except by a writing signed by all Parties affected by any such modification or amendment.

36.4

Waiver.  No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by any Party unless such waiver is addressed in writing and signed by that Party.  The failure of a Party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement shall not be construed as a waiver.  A waiver shall, unless expressly stated to the contrary, not be a continuing waiver of the same or of any of other of the Party’s rights or remedies against any other Party.

36.5

Governing Law.  This Agreement shall be governed by, and interpreted and enforced under, the laws of the State of California, without application of its conflicts or choice of law rules.  Subject to Section 9.21 of the License Agreement and Section 36.20 of this Agreement, all Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in San Diego County, California for any action or proceeding regarding this Agreement, and all Parties waive any right to object to the exclusive jurisdiction or venue of the courts located in San Diego County, California or to assert that such courts are an inconvenient forum.

36.6

Remedies Cumulative.  All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, in equity or otherwise.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive.  The rights of any Party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others.

36.7

Equitable Remedies.  Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Parties, that the other Parties would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements shall cause the opposed Party(ies) irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate.  Therefore, each Party agrees that each other Party shall be entitled to specific performance, an order restraining any breach or threatened breach of such sections of this Agreement, and any other equitable relief (including but not limited to interim injunctive relief), without the necessity of posting of any bond or security.  This right shall be in addition to any other remedy available to such other Party at law or in equity.

36.8

Attorneys’ Fees.  In the event a dispute arises regarding the interpretation or enforcement of this Agreement (including without limitation in any arbitration under Section 36.20, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in addition to any other relief to which it is entitled.

36.9

Notice.  All notices, requests or other communications to a Party under this Agreement shall be in writing, and shall be sent to the Party at the address set forth below in this Section (or such other address as he/it shall designate by written notice given to the other Parties pursuant to this Section), and shall be deemed to have been duly given on the earliest of the date actually received, the same day if sent by email, the business day following dispatch if sent by hand courier or overnight air courier service with next day delivery, or three days after mailing if sent by first class, registered or certified mail, return receipt requested; provided, that each Party may change its address for notice, by written notice given pursuant to this Section.

If to any Boyd Party:

7060 Via del Charro [to be used only for notices sent by hand courier or overnight air courier service]

P.O. Box 2145 [to be used only for notices sent by first class, registered or certified mail]

Rancho Santa Fe, California 92067-2145

Attn:  James P. Boyd

Email: jimboyddds@gmail.com

If to TSOI:

4093 Oceanside Blvd., Suite B

Oceanside, California 92056

Attn:  President

Email:  timdixon@therapeuticsolutionsint.com

If to Dixon:

c/o 4093 Oceanside Blvd., Suite B

Oceanside, California 92056

Email:  timdixon@therapeuticsolutionsint.com

If to Berg:

c/o 4093 Oceanside Blvd., Suite B

Oceanside, California 92056

Email:  gerry@therapeuticsolutionsint.com

36.10

Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, legatees, personal representatives, executors, administrators, successors and assigns.  The name of a Party appearing herein shall be deemed to include the names of such Party’s heirs, legatees, personal representatives, executors, administrators, successors and assigns to the extent necessary to carry out the intent of this Agreement.

36.11

Third Party Beneficiaries.  Except for the rights of non-Party indemnified parties pursuant to Section 31 and the rights of (with respect to Sections 22-30 inclusive, as applicable) the TSOI Releasees and the Boyd Releasees, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective heirs, legatees, personal representatives, executors, administrators, successors or assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

36.12

Further Assurances.  The Parties hereby covenant and agree to, without the necessity of any further consideration, execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to effectuate or more perfectly evidence the intent of this Agreement.

36.13

Severability.  This Agreement is severable.  If any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be not affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the Parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

36.14

Force Majeure.  No Party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of force majeure.  For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected Party and not reasonably preventable using industry standard practices, including but not limited to, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, accident, embargo, act of governmental authority, compliance with governmental order on national defense requirements, or inability due to general industry wide shortages to obtain fuel, power, raw materials, labor or transportation facilities.  If, due to any event of force majeure, any Party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected Party shall immediately notify the other Parties of such inability and of the period during which such inability is expected to continue, shall use reasonable commercial efforts to cure and remedy such non-performance and the time for performance shall be extended for a number of days equal to the duration of the force majeure, and the Parties shall meet promptly to seek to establish a mutually acceptable workaround plan and determine an equitable solution to the effects of such event.

36.15

Authority.  The individuals executing this Agreement on behalf of BR, TMD and TSOI represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

36.16

Time.  Time is of the essence as to each provision of this Agreement.

36.17

Construction.  The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import.

36.18

Captions.  The captions of the Articles, Sections and subsections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

36.19

Counterparts.  This Agreement may be executed and delivered in counterparts (facsimile and electronic transmission included), each of which shall constitute an original document, but all of which shall together constitute one and the same instrument.

36.20

Arbitration.  Any dispute arising under or related to this Agreement, the Voting Agreement, the Escrow Agreement, or the License Agreement shall be exclusively and finally resolved by binding arbitration in San Diego, California in accordance with the commercial arbitration rules of Judicate West then in effect, by a single arbitrator appointed in accordance with such rules; provided, that each party shall have only 7 days to strike names from the list of potential arbitrators provided by Judicate West.  Such arbitrator shall be directed to commence the arbitration hearing within 60 days after arbitration is filed, and the arbitrator shall impose limited discovery procedures and hearing schedules consistent with such objective.  The ruling of the arbitrator shall be final and binding on all Parties.  The costs of the arbitration forum shall initially be borne ½ by whichever of the Licensor Parties are parties to the arbitration and ½ by whichever of the TSOI Parties are parties to the arbitration, subject to shifting based on the outcome of the arbitration.  It shall be mandatory for the arbitrator to designate one or more of the Licensor Parties or one or more of the TSOI Parties (but not one or more of the Licensor Parties and also one or more of the TSOI Parties) as the “prevailing party” and it shall further be mandatory for the arbitrator to award to such “prevailing party,” in addition to all other appropriate relief, 100% of such “prevailing party”’s costs of the arbitration forum and 100% of such “prevailing party”’s reasonable attorneys’ fees, costs and expenses.  The arbitrator’s award may be entered as a judgment in any court having competent jurisdiction including but not limited to the San Diego County Superior Court, to which each Party hereto submits to personal jurisdiction.

Notwithstanding anything herein to the contrary, it is understood that nothing herein shall limit the specific statutory right of any party hereto to seek any provisional remedy in the superior court, as set forth in California Code of Civil Procedure Section 1281.8.

37.  2012 Exclusivity.

For the limited-term protection of TSOI’s commercial interests, the Boyd Parties agree not to, before the Switchover Time, import, offer for sale, sell or have sold (or, other than under the Restatement of Master License Agreement for NTI Plus Network effective April 1, 2008 between Keller Laboratories, Inc. and NTI-TSS, Inc., license anyone other than TSOI to make, have made, use, import, offer for sale, sell and have sold) any products which are within the claims of the Core Patents or the Core Counterparts.  With regard to “dual slider” products, such limited-term prohibition shall apply if either the upper or lower would, if sold as standalone products rather than connected as contemplated by the ‘303 Patent, be within the claims of the Core Patents or the Core Counterparts. The Boyd Parties acknowledge TSOI’s assertion that the Boyd Parties’ proposed “enhanced slider” product and currently proposed “dual slider” product are within this Section’s prohibition, and that if the Boyd Parties disagree and import, offer for sale, sell or have sold (or, other than under the Restatement of Master License Agreement for NTI Plus Network effective April 1, 2008 between Keller Laboratories, Inc. and NTI-TSS, Inc., license anyone other than TSOI to make, have made, use, import, offer for sale, sell and have sold) them anyway, they do so at their own peril.  Capitalized terms used in this Section and not otherwise defined in this Agreement shall have the meanings given to them in the License Agreement.

38.  Limited Permission as to TSOI Name and Marks.  TSOI hereby irrevocably and perpetually grants to the Boyd Parties specific permission, with regard to Section 12, to use the name of TSOI (but only if spelled out in full, i.e., “Therapeutic Solutions International, Inc.”) and the name of TSOI products and any corresponding trademarked marks and logos (but only with the proper trademark reference and attribution) and trademarked product names and logos (but only with the proper trademark reference and attribution) on the Boyd Websites and/or any other Boyd-Party-owned websites, but in each case only for the purpose of truthfully asserting that BR (or BR’s assigns) owns and has licensed to TSOI intellectual property rights (such as patents) for the Licensed Products (as defined in the License Agreement). (Such permission shall also include the right to use, in the same paragraph as a use of the full name of TSOI, i.e., “Therapeutic Solutions International, Inc.”,  the abbreviation TSI or TSOI or Therapeutic instead of repeating TSOI’s full name in such paragraph.) The Boyd Parties shall not be limited to any particular form of words in such assertion, provided that the sense is limited to that set forth in the preceding sentence and is not coupled with any inaccurate or disparaging statements or depictions.  The Boyd Parties need not pay any fee or royalty in connection with such use.  The permission granted in this Section is assignable and Sublicensable by the Boyd Parties.

39.  James Boyd Covenants and Assurances.  With respect to the License Agreement, Boyd acknowledges that certain of the Licensed US Patent Rights and certain of the Licensed Foreign Counterparts have been owned of record by Boyd and/or NTI-TSS, Inc. rather than by BR or TMD (the “To-Be-Transferred Rights”).  Boyd represents that he (on his own behalf or on behalf of or NTI-TSS, Inc., BR and/or TMD, as applicable) has executed patent/patent application assignments for assignment of the To-Be-Transferred Rights to BR or TMD (the “assignments”) and has directed counsel to forthwith file the Assignments in the applicable patent offices to transfer the To-Be-Transferred Rights to BR or TMD; but it is understood that not all such filings have yet been accomplished.  The Boyd Parties covenant and agree (a) not to seek to interfere with or countermand the process of assigning the  To-Be-Transferred Rights to BR or TMD, and (b) in the event counsel reasonably advises that in order to accomplish and perfect the assignment of record of the To-Be-Transferred Rights to BR or TMD the Assignments must be revised, notarized, or otherwise reworked, Boyd agrees to reasonably cooperate to so revise, notarize, or otherwise rework and to cause the new documentation to be executed and filed, so as to accomplish and perfect the assignment of record of the To-Be-Transferred Rights to BR or TMD.  In addition, Boyd agrees that if now or hereafter he owns or controls (other than through BR or TMD) any patents (other than the Licensed US Patent Rights and the Licensed Foreign Counterparts) that Cover any of the Existing Products or Foreign Laboratory Products, he shall take reasonable steps as designated by his own counsel, to accomplish and perfect the assignment of record of such patents to BR or TMD.  Boyd further represents, covenants and agrees that all assignments contemplated by this Section 39 have been and will be free and clear of any Boyd-created assignments or licenses which would be inconsistent with the rights granted by BR and TMD to TSOI under the License Agreement.

40.  BR/TMD Covenant.  With respect to the License Agreement, BR and TMD agree not to, from and after the time TMD first gains the right under Section 6.1(d) of the License Agreement to initiate and control an action against an alleged infringer, enter into a license with such alleged infringer (or any of its Affiliates) under the Licensed Foreign Counterparts, unless TSOI give express prior written consent thereto.

41.  New Marks.  Notwithstanding anything in this Agreement to the contrary, if TSOI uses a new trademark for any Existing Product(s) (in a manner not prohibited by the License Agreement) in the Foreign Channel of Trade, TSOI shall be entitled to provide an explanation within www.therapeuticsolutionsint.com and/or any other TSOI-owned websites, but only for the purpose of truthfully asserting that such Existing Product, so trademarked, is the same product as the product previously marketed and sold by TSOI as [here the applicable pre-Agreement trademark would be stated]. TSOI shall not be limited to any particular form of words in such assertion, provided that the sense is limited to that set forth in the preceding sentence and is not coupled with any inaccurate or disparaging statements or depictions, and such use shall be subject to BR’s consent which shall not be unreasonably withheld.  TSOI need not pay any fee or royalty in connection with such use.

42.  Use of Names (Marketing Materials in the US Channel of Trade).  TSOI agrees not to use the image, name, mark or logo of any Boyd Party or Boyd Party product in any TSOI marketing material in the US Channel of Trade, except for written professional educational materials (which must be approved by Boyd in advance and which must not constitute or be coupled with any inaccurate or disparaging statements or depictions) and except as otherwise expressly permitted by this Agreement.

43.  Use of Names (Social Media).  The TSOI Parties agree not to use the image, name, mark or logo of any Boyd Party or Boyd Party product in any social media; provided, that this Section shall no longer apply from and after such time, if any, as any Boyd Party writes or says anything in any social media or other public forum any statement (whether true or false) that would tend naturally to discredit or detract from the reputation of a TSOI Party.

44.  SEC Reports.  TSOI’s Form 8-K to be filed with the SEC reporting the execution and delivery of this Agreement shall be in the form previously approved by the Boyd Parties’ counsel and shall include the following paragraph: “The Exclusive Agreements provided for a $3,000,000 inception fee to be paid by us to Boyd Research.  We have not paid the inception fee and do not have the funds to do so.  The Boyd Parties have threatened to sue us for payment of the inception fee and/or seek to terminate the Exclusive Agreements and seek an injunction against us to prevent further sales of products licensed by Boyd Research, all on the ground that the inception fee has not been paid.  We believe we had valid defenses but determined that it was in our best interest to, instead of putting our defenses to the test, enter into the MDRA and the License Agreement.” TSOI agrees that in its future SEC filings which summarize the material terms of this Agreement and/or the License Agreement and/or state the rationale for TSOI entering into this Agreement and/or the License Agreement, TSOI shall include a substantially equivalent disclosure to the one quoted in this Section.  TSOI shall not be limited to any particular form of words in such future disclosures, provided that the sense is limited to and consistent with that set forth in the disclosure one quoted in this Section.

IN WITNESS WHEREOF, the Parties have executed and delivered this Master Dispute Resolution Agreement.

IN ADDITION, Boyd, Dixon and Berg hereby, in their applicable capacities as members of the Board of Directors and/or stockholders of TSOI, by their signatures hereinbelow hereby:  (i) act by unanimous written consent (together with the written consent thereto of Barry H. Glassman as a member of the Board of Directors of TSOI, whose such written consent is mutually acknowledged to have already been obtained) of the Board of Directors of TSOI to amend Article II, Section 10 of TSOI’s Bylaws to allow the matter described in item (ii) of this paragraph (but not any other matter or at any other time, even if analogous to the matter described in item (ii) of this paragraph) to be acted upon by TSOI’s stockholders by way of nonunanimous majority written consent action, and (ii) give written consent as stockholders of TSOI to approve this Agreement and the License Agreement and all of the transactions contemplated thereby.

Dated:  August 24, 2012

BOYD RESEARCH, INC.

By:

/s/ James Boyd

Name:

James Boyd

Title:

President

Dated:  August 24, 2012

TMD COURSES, INC.

By:

/s/ James Boyd

Name:

James Boyd

Title:

President

Dated:  August 24, 2012

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By:

/s/ Gerry Berg

Name:

Gerry Berg

Title:

Chief Financial Officer

Dated:  August 24, 2012

JAMES P. BOYD

/s/ James P. Boyd

Dated:  August 24, 2012

TIMOTHY G. DIXON

/s/ Timothy G. Dixon

Dated: August 24, 2012

GERRY B. BERG

/s/ Gerry B. Berg

[carryover signature page of Master Dispute Resolution Agreement]

EXHIBIT A
(first as it would appear through December 31, 2012; then second as it would appear thereafter)

E:\www\ordertsi\index.html

Untitled Document

To order products from TSI

Therapeutic Solutions International, Inc.

If neccessary additional text...
If neccessary additional text...
If neccessary additional text...
If neccessary additional text...

To order products from JB

JB Company

If neccessary additional text...
If neccessary additional text...
If neccessary additional text...
If neccessary additional text...

6:30 AM
6/30/2012

E:\www\ordertsi\index.html
Untitled Document

To order products from JB	**To order products from TSI**
NTI tss JB Company	Therapeutic Solutions International, Inc.
If neccessary additional text...	If neccessary additional text...
If neccessary additional text...	If neccessary additional text...
If neccessary additional text...	If neccessary additional text...
If neccessary additional text...	If neccessary additional text...

6:34 AM
6/30/2012

EXHIBIT B

Anita McMillen, RDH

1.  Identifying Patients During the Hygiene Exam

2.  How Hygienists Can Grow Your Practice

3.  The NTI Changed My Life

Barry Glassman, DMD

1.  Design & Arch Selection Criteria

2.  Occlusion Vs Occluding

3.  How to Screen for Migraine

4.  Pathophysiology of Migraine

5.  Parafunctional Control

6.  Intrusion Concerns

7.  Supraeruption Concerns

8.  Anterior Open Bite Concerns

9.  Joint Compression Concerns

10. Aspiration Concerns

11. Clicking & Popping - Case Study with Velocity Traces, EMGs, & Tomographs

12. Patient Selection - Questions & Observations

13. Importance of Following the Therapeutic Protocol

Charles Payet, DDS

1.  Make Diagnosis & Protection Easy

2.  Change Lives & Grow Your Practice

3.  NTI Is Easy

4.  Direct & Indirect Fabrication

5.  Importance of Follow-up

6.  NEW Slider Design

Emily Faust, DA

1.  NTI Use in the General Practice

2.  Staff Protocol to Increase NTI Case Acceptance

3.  Questions to Increase NTI Case Acceptance

4.  Perio Treatment and the NTI

5.  Protection of Restorations

6.  NTI-tss is the Standard of Care

James P. Boyd, DDS

1.  Diagnostic Cycle of Parafunction

2.  Muscular Innervation & the Trigeminal Nerve

3.  Maximum Clenching Voltage

4.  Clenching & Bruxism

5.  Nocioceptive Trigeminal Inhibition

6.  Purposeful Vs Purposeless Masticatory Function

7.  Not Totally Indicated

8.  Long-term Use of Enhanced Deprogrammers

9.  Rationale for Lower NTI As Default

10. Condylar Distalization & the Problem with Articulators

11. Avoid Excessive VDO in Protrusive Excursions

12. Easy & Effective

13. Do You Feel Fabulous

14. Indications for NTI Use

15. Dueling Sliders

16. NEW Slider Design

17. TSS - Total Splint System for OSA

John Nosti, DMD

1.  Myth Buster [Truth About Adverse Effects]

2.  Truth About Adverse Effects

Mark Malterud, DDS

1.  Ortho Treatment & the NTI

2.  Obtaining Restorative Centric

Michael Melkers, DDS

1.  Thoughts on Fee Determination

2.  Palliative Care Follow-up

3.  Dave's Story

Michael Scoles, DMD

1.  General Dentistry's Swiss Army Knife

2.  Get Your Staff Involved

3.  Protect Your Dentistry

4.  Pediatric Patients

5.  Patient Demonstration Technique

6.  Less Is More

7.  Patient Education

8.  Creating a Medical-Dental Referral Relationship

*   Evolution of Appliance Therapy Quote2 [unused]

*   Standard of Care Quote [unused]

Tarun Agarwal, DDS

1.  Compliance with NTI vs Full-Arch Splints

2.  Increasing Case Acceptance

3.  Increasing Case Acceptance Pt. II

*   Advantages of Lab-fabricated NTI-tss Plus [unused]

*   I Don't Have to Mess Around With It [unused]

Thomas Bell, DMD

1.  Indications for NTI Use [My Rationale for NTI Use]

2.  Standard of Care [The NTI is my Standard of Care]

3.  Protection of Teeth & Restorations

4.  Is Parafunction Causing Pain [Diagnosis: Is Parafunction Causing Pain?]

Tim Test, DMD

1.  Pain Relief and Quality of Life [Pain Relief and Improved Quality of Life]